CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in the Allied Waste Industries, Inc. Registration Statement on Form S-8 of our report dated March 3, 1999 included in Allied Waste Industries, Inc.'s Form 10-K/A for the year ended December 31, 1998, and to all references to our firm included in this registration statement.



Phoenix, Arizona,
  January 10, 2000.